                                                                    Exhibit 4(c)


                                 LOAN AGREEMENT

     LOAN AGREEMENT, dated as of January 1, 1988, between COUNTY OF BELMONT, OHIO (the "Issuer"), a county and political subdivision of the State of Ohio, and LESCO, INC., (the "Company"), an Ohio corporation;


                              W I T N E S S E T H:
                              --------------------

     WHEREAS, the Act (as defined herein) empowers the Issuer to issue its revenue bonds to finance the cost of any "project," as defined in the Act; and

     WHEREAS, pursuant to the Act, the Issuer proposes to sell its Industrial Development Revenue Bonds (the "Bonds"), in the aggregate principal amount of $5,875,000, and to loan the proceeds thereof to the Company to assist in the financing of the Project (as herein defined); and

     WHEREAS, the Bonds will be secured by the Revenues and proceeds derived from the Financing Documents (as defined herein).

     NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration and the mutual benefits, covenants, and agreements herein expressed, the Issuer and the Company agree as follows:

                                    ARTICLE I

                      DEFINITIONS AND RULES OF CONSTRUCTION

     Section 1.01. Definitions. When used in this Agreement, unless specified to the contrary, the capitalized terms in this Agreement shall have the meanings ascribed to them in the Indenture (as defined below) or in this section.

     "Act" - Chapter 165 of the Ohio Revised Code, as enacted and amended pursuant to Section 13 of Article VIII of the Ohio Constitution.

     "Additional Payments" - The payments to be made pursuant to Section 4.02 hereof.

     "Administration Expenses" - The reasonable fees and expenses of the Issuer, the Trustee, the Placement Agent, the Tender Agent and any Paying Agent, respectively, including their counsel fees and disbursements, for the performance of their duties under and the administration of the Bond Documents and the Financing Documents.

     "Agreement" - This Loan Agreement and any amendments and supplements hereto.

     "Authorized Company Representative" - The "Authorized Company Representative" as defined in the Indenture.

     "Bond Documents" - Collectively, this Agreement, the Purchase Contract, the Indenture, and the Bonds.

     "Bond Holder" or "Holder of Bonds" - The registered owner of any Bond.

     "Bond Service Charges" - For any period or payable at any time, the principal of, premium, if any, and interest on the Bonds for that period or payable at that time whether due at maturity or upon acceleration or redemption.

     "Bond Resolution" - The resolution adopted by the Legislative Authority on December 7, 1987 authorizing the issuance of the Bonds.

     "Bond Year" or "bond year" has the same meaning as Bond Year, as that term is defined in the Indenture.

     "Closing" - The concurrent delivery of the Bonds to the Original Purchaser against payment therefor and the making of the Loan.

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     "Closing Date" - The date of the Closing.

     "Closing Documents" - The opinions, certificates and other documents and instruments delivered at the Closing.

     "Code" - The United States Internal Revenue Code of 1986, as amended. References to the Code and to sections of the Code shall include relevant final, temporary or proposed regulations thereunder as in effect from time to time.

     "Company" - Lesco, Inc., an Ohio corporation, and any successor thereto.

     "Company Documents" - Collectively, the Articles of Incorporation and the Code of Regulations of the Company and any resolution authorizing the execution, delivery, and performance of its obligations under the Financing Documents.

     "Completion Date" - The date specified in the certificate furnished pursuant to Section 3.06 hereof.

     "Construction Period" - The period from the earlier of (a) the beginning of acquisition of the Project or (b) the date on which the Bonds are delivered to the Original Purchaser, and the Completion Date.

     "Costs of the Project" or "Project Costs" - The costs of the Project, as described in Section 3.04 hereof.

     "Credit Facility" - Any credit facility as defined in the Indenture.

     "Credit Facility Issuer" - Any credit facility issuer as defined in the Indenture.

     "Director's Agreement" - The loan agreement between the Director of Development of the State of Ohio and the Company dated as of January 1, 1988, as amended from time to time.

     "Engineer" - An engineer as defined in the Mortgage.

     "Event of Default" - Any event of default as defined in the Indenture and in Article VI hereto.

     "Event of Taxability" - Any event, act or omission that may cause the interest on any Bond to not be excludable under Section 103(a) of the Code from the gross income of the holder, other than a holder that is a "substantial user" or "related person" within the meaning of Section 147(a) of the Code.

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     "Financing Documents" - Collectively, this Agreement, the Purchase
Contract, the Letter of Credit, the Mortgage, the Reimbursement Agreement, the Director's Agreement, the Placement & Remarketing Agreement and the documents delivered in connection with any of the foregoing.

     "Indemnified Persons" - The Issuer, the Legislative Authority and its members, and the officers, employees, and agents of each.

     "Indenture" - The Indenture of Trust, dated as of the date hereof, between the Issuer and the Trustee, including any amendments or supplements thereto and the financing statements in connection therewith signed by the Issuer and delivered to the Trustee.

     "Initial Purchaser" - As to the Bonds, the Person or Persons identified as the Initial Purchaser or Initial Purchasers in the Purchase Contract and, as to Additional Bonds, the Person or Persons identified as the purchaser or purchasers in the applicable Purchase Contract.

     "Issuance Costs"- Reasonable costs incurred in connection with the issuance of the Bonds and the making of the Loan to the Company, including without limitation, financial, legal, accounting and appraisal costs; the Issuer's actual out-of-pocket expenses; the costs of printing and reproduction, the initial fees of the Trustee, the Placement Agent, and any Paying Agent, the cost of filing or recording any Bond Documents or any Financing Documents, and all other costs incident to the issuance, sale and delivery of the Bonds and the making of the Loan to the Company.

     "Issuer" - County of Belmont, Ohio, a county and political subdivision.

     "Issuer Documents" - Collectively, the Bond Resolution and any local regulations of the Issuer.

     "Legislative Authority" - The Board of County Commissioners of the Issuer.

     "Loan" - The loan pursuant to this Agreement by the Issuer to the Company of the proceeds from the sale of the Bonds, in the principal amount of $5,875,000.

     "Loan Payments" - The payments to be made pursuant to Section 4.01 hereof.

     "Loan Payment Date" - With respect to any Bonds which bear interest at the Variable Rate, three business days in advance of the first business day of each calendar quarter, commencing March 1, 1988 and continuing each June 1, September 1, December 1 and

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March 1, thereafter and, with respect to any Bonds which bear interest at the
Fixed Rate, three business days in advance of each March 1 and September 1 following the effective date of the Fixed Rate, or any other date on which principal of, or interest, or any premium on the Bonds shall be due and payable, whether at maturity, upon acceleration, call for redemption or otherwise.

     "Local Regulations" - Any local regulations promulgated by the Issuer governing the terms under which it will issue revenue bonds, as such regulations from time to time may be amended.

     "Mortgage" - The Mortgage as defined in the Reimbursement Agreement.

     "Mortgage Property" - The property defined as such in the Mortgage.

     "Plans and Specifications" - The plans and specifications of the Project as now on file with the Issuer, and as such may be changed from time to time as in the Agreement provided.

     "Project" - Collectively the Project Site and the Project Facilities, together constituting a "project" within the meaning of the Act.

     "Project Facilities" - The facilities, including machinery, equipment and other items of personal property, generally identified in Exhibit A hereto (and more particularly described in the Plans and Specifications and to be described in the certificate given pursuant to Section 3.06 hereof), together with any additions and improvements thereto, modifications thereof and substitutions therefor, less any removal of such property, all in the manner and to the extent herein and in the Mortgage provided.

     "Project Purposes" - Means acquiring, constructing, renovating, rehabilitating, furnishing and equipping a manufacturing facility to be owned by the Company and used by the Company in its business of the manufacturing and distribution of turf grass products; and related office and administrative functions, or such other purposes as may result from a change in the Plans and Specifications authorized by Section 3.02 of this Agreement or as may otherwise be permitted by this Agreement.

     "Project Site" - Means the real estate described in Exhibit B hereto, together with any additions thereto less any removals therefrom, in the manner and to the extent herein and in the Mortgage provided.

     "Purchase Contract" - The Bond Purchase Agreement among the Issuer, the Initial Purchaser of the Bonds and the Company providing for the initial sale and the delivery of the Bonds.

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     "State" - The State of Ohio.

     "Trust Estate" - All property and rights defined as the trust estate in the Indenture.

     "Trustee" - Irving Trust Company, a banking corporation organized in New York with trust powers, or any successor trustee appointed pursuant to the Indenture.

     "Unassigned Issuer's Rights" - All of the rights of the Issuer to receive Additional Payments under Section 4.02 hereof, to be held harmless and indemnified under Section 5.06 hereof and to be reimbursed for attorney's fees and expenses under Section 7.03 hereof.

     Section 1.02.  General Rules of Construction.

     (a) Whenever in this Agreement the context requires:

          (i) references to the singular number shall include the plural and vice versa; and

          (ii) words denoting gender shall be construed to include the masculine, feminine and neuter.

     (b) The Table of Contents and the titles given to any article or section of this Agreement are for convenience only and are not intended to modify, amend, or limit the articles or section.

                               (End of Article I)

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                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

     Section 2.01 Representations and Warranties of Issuer. The Issuer represents and warrants to the Company as follows:

     (a) It is duly organized and validly existing under the laws of the state.

     (b) It has duly accomplished all conditions necessary to be accomplished by it prior to the issuance and delivery of the Bonds and the execution and delivery of the Agreement or the Indenture.

     (c) It is not in violation of or in conflict with any provisions of the laws of the State which would impair its ability to carry out its obligations contained in this Agreement or the Indenture.

     (d) It is empowered to enter into the transactions contemplated by this Agreement and the Indenture.

     (e) It has duly authorized the execution, delivery and performance of this Agreement and the Indenture.

     (f) It will do all things in its power in order to maintain its existence or assure the assumption of its obligations under this Agreement and the Indenture by any successor public body.

     Section 2.02. Representations and Warranties of the Company. The Company represents and warrants to the issuer as follows:

          (a) The Company is duly organized and existing under the laws of the State of its incorporation, is in good standing and authorized to do business in this State, and has full power and authority to carry on the business in which it is engaged and to execute, deliver, and perform its obligations under the Financing Documents.

          (b) The Company has duly authorized the execution and delivery of the Financing Documents and all actions required to perform its obligations thereunder, and no approval or other action by any Person is required in connection with the execution, delivery and performance thereof other than that has been obtained as of the date of execution hereof.

          (c) the Financing Documents have been duly executed and delivered by the Company and constitute the legal, valid and binding obligations of the Company and are enforceable in accordance with their terms, except as their enforceability may be subject to:


          (i) the exercise of judicial discretion in accordance with general equitable principles; and

          (ii) applicable bankruptcy, insolvency, reorganization, moratorium, and other laws for the relief of debtors to the extent that such laws may be constitutionally applied.

     (d) The acquisition and construction of the Project were not commenced (within the meaning of Section 144(a) of the Code) prior to the adoption of the resolution of the Issuer on August 31, 1987 with respect to the Project.

     (e) The provision of financial assistance to be made available to it under this Agreement and the commitments therefor made by the Issuer have induced the Company to locate within the boundaries of the Issuer that business of the Company to be conducted by use of the Project and such business will create additional jobs and employment opportunities within the boundaries of the Issuer.

     (f) Acquisition, construction and completion of the Project in accordance with the Plans and Specifications will be accomplished, and the Project will be operated, utilized and maintained in such manner as to conform with all applicable zoning, planning, building, environmental and other applicable governmental regulations and as to be consistent with the Act.

     (g) It presently intends to use or operate the Project in a manner consistent with the Project Purposes until the date on which the Bonds have been fully paid and knows of no reason why the Project will not be so operated. If, in the future, there is a cessation of that operation, it will use its best efforts to resume that operation or accomplish an alternate use by the Company or others which will be consistent with the Act.

     (h) At least 95% of the net proceeds of the Bonds (as defined in Section 150 of the Code) will be used to provide (i) a facility which is used in the manufacturing or production of tangible personal property (including the processing resulting in a change in the condition of such property), and (ii) land or property of a character subject to the allowance for depreciation under
Section 167 of the Code; and the Company will not request or authorize any disbursement pursuant to Section 3.04 hereof, which, if

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paid, would result in less than 95% of the net proceeds of the Bonds being so used. The amount of the proceeds of the Bonds used to finance Issuance Costs will not exceed 2% of the aggregate face amount of the Bonds within the meaning of Section 147(g) of the Code, and the Company will not request or authorize any disbursement pursuant to Section 3.04 hereof which, if paid, would result in more than 2% of the proceeds of the Bonds being so used. None of the proceeds of the Bonds will be used to provide working capital.

     (i) The Project will be located entirely within the boundaries of the County of Belmont, Ohio.

     (j) There have never been issued any "bonds" with respect to "facilities", as defined in Section 144(a)(4)(B) of the Code, (i) which are to be or have been used by the Company or any other "principal user" of the Project or any "related person" to either the Company or such other "principal user", as said terms are used and defined in Sections 144(a)(2) and 144(a)(3) of the Code, respectively, and which are located within the boundaries of the County of Belmont, Ohio (or within one-half mile thereof), and (ii) which obligations would have to be taken into account in determining the aggregate face amount of the Bonds as provided in Section 144(a)(4)(A)(ii) of the Code.

     (k) In accordance with Section 147(b) of the Code, the average maturity of the Bonds does not exceed 120% of the average reasonably expected economic life of the facilities being financed by the Bonds.

     (l) None of the proceeds of the Bonds will be used to provide any private or commercial gold course, country club, massage parlor, tennis club, skating facility (including roller skating, skateboard and ice skating), racquet sports facility (including handball or racquetball court), hot tub facility, suntan facility or racetrack.

     (m) None of the proceeds of the Bonds will be used to provide any airplane, skybox, or other private luxury box, any health club facility, any facility primarily used for gambling, or any store the principal business of which is the sale or alcoholic beverages for consumption off the premises.

     (n) Not more than 25% of the proceeds of the Bonds will be used to provide facilities for retail food and beverage services (except grocery stores), automobile sales or service, or the provision of recreation or entertainment.

     (o) For each "test-period beneficiary" (as defined in Section 144(a)(10)(D) of the Code) of the Project, the sum of (i) the aggregate authorized face amount of the Bonds allocated in accordance with Section 144(a)(10)(C) of the Code to such beneficiary and (ii) the aggregate outstanding principal amount of any other tax-exempt obligations described in
Section 144(a)(10)(B)(ii) of the Code, wherever and whenever issued, allocated to such beneficiary does not exceed $40,000,000.

     (p) Less than 25% of the proceeds of the Project Bond will be used (directly or indirectly) for the acquisition of land (or an interest therein) and such land is not to be used for farming purposes.

     (q) In accordance with the provisions of Section 147(d) of the Code, the Company will incur rehabilitation expenditures in an amount equal to at least 15% of the amount of proceeds of the Bonds used to acquire Project Facilities which were not first used by the Company.

     (r) All building permits required for the construction of the Project Facilities have been or will be obtained and maintained in full force and effect, and all utility services (including water supply, storm and sanitary sewerage, electric and telephone facilities) necessary for the construction of the Project Facilities and the operation thereof for the Project Purposes are or will be available.

     (s) As of the date of execution and delivery of this Agreement, there exists no Event of Default or any condition or event which would constitute, with the passage of time or the giving of notice or both, an Event of Default.

     (t) There are no pending or, to the knowledge of the Company, threatened actions or proceedings before any court or administrative agency which are likely individually or in the aggregate to materially adversely affect the financial condition or business or operations of the Company, nor is the Company aware of any facts or circumstances that would give rise to any such actions or proceedings.

     (u) The information furnished by the Company and used by the Issuer in preparing the certification regarding arbitrage pursuant to Section 148 of the Code and information statement pursuant to Section 149(e) of the Code, both referred to in the Bond Resolution, as well as the federal tax election referred to in the Bond Resolution, in accurate and complete as of the date of the issuance of the Bonds.

          (v) In connection with any sale of any interest in, lease or grant by the Company of the use of the Project, the Company shall require that the owner, the lessee or user of any portion of the Project shall not (i) violate the covenant set forth in subsection (o) above and (ii) use that portion of the Project in any manner which would violate the covenants set forth in subsections (l), (m), (n) and (p) above.

          (w) After the expiration of any applicable temporary period under
     Section 148(d)(3) of the Code, at no time during any bond year will the aggregate amount of gross proceeds of the Bonds invested in nonpurpose investments with a yield higher than the yield on the Bonds exceed 150 percent of the debt service on the Bonds for such bond year and the aggregate amount of gross proceeds of the Bonds invested in nonpurpose investments with a yield higher than the yield on the Bonds, if any, will be promptly and appropriately reduced as the amount of outstanding Bonds is reduced, provided, however, that the foregoing shall not require the sale or disposition of any investments in nonpurpose investments if such sale or disposition would result in a loss which exceeds the amount which would be paid to the United States pursuant to Section 5.04 of the Indenture (but for such sale or disposition) at the time of such sale or disposition if a payment under Section 5.04 of the Indenture were due at such time.

     At no time will any funds constituting gross proceeds of the Bonds be used in a manner as to constitute a prohibited payment under the applicable Regulations pertaining to, or in any other fashion as would constitute failure of compliance with, Section 148 of the Code.

     The terms "gross proceeds", "nonpurpose investments", "yield" and "debt service" have the meanings assigned to them for purposes of Section 148 of the Code.

          (x) The Bonds are not being issued to finance facilities which are within or part of "a single building, an enclosed shopping mall, or a strip of offices, stores or warehouses using substantial common facilities" (within the meaning of Section 144(a)(9) of the Code) which have heretofore been financed with obligations issued and still outstanding under Section 144(a) of the Code or its corresponding section under prior law.

     Each of the foregoing representations and warranties shall survive the making of the Loan hereunder and the issuance and delivery of the Bonds.

     Section 2.03. Actions under Section 144(a)(4) of the Code. The Issuer is issuing the Bonds pursuant to an election made by it, at the Company's request, under Section 144(a)(4) of the Code. In connection with that election, the Company represents and covenants that:

          (a) The sum of (i) the principal amount of the Bonds, (ii) the outstanding face amount of prior issues, if any, described in Section 144(a)(2) of the Code and (iii) the amount of capital expenditures with respect to "facilities" as defined in Section 144(a)(4)(B) of the Code, other than those financed or to be financed out of proceeds of the Bonds or any such prior issues or those mentioned in Section 144(a)(4)(C) of the Code ("Capital Expenditures"), made during the three-year period preceding the date of delivery of the Bonds to the Original Purchaser (the "Issue Date"), does not exceed $10,000,000.

          (b) During the three-year period following the Issue Date, the Company does not intend to make or cause or permit to be made any Capital Expenditures in an amount which would cause the interest on the Bonds to be included in the gross income of the Holder of any Bond for federal income tax purposes.

          (c) It will maintain records, listing by month, day, year and amount each Capital Expenditure made since the Issue Date through and including the third anniversary of the Issue Date and will furnish those records to the Trustee upon request.

          (d) In the event, on account of a lease, sublease, management contract or other agreement relating to the Project, or any portion thereof, permitted by the terms hereof and of the Mortgage, any person other than the Company becomes a "principal user" of the Project (as referred to in Section 2.02(j) hereof), the Company shall promptly advise the Trustee of the identity of such person and furnish to the Trustee a copy of such lease, sublease, management contract or other agreement. In connection with any such lease, sublease, management contract or other agreement, the Company will require by covenant that any lessee, sublessee, manager or user who is a "principal user" of the Project and any "related person" thereto also shall comply with the covenants set forth in subsections (b) and (c) of this Section as if those covenants were made herein by such lessee, sublessee, manager, user or "related person" thereto.

                              (End of Article II)

                                  ARTICLE III

               COMPLETION OF THE PROJECT; ISSUANCE OF THE BONDS;
                              USE OF LOAN PROCEEDS

     Section 3.01 Acquisition, Construction, Renovation, Rehabilitation, Furnishing and Equipping.

     (a) The Company shall:

         (i) cause the Project Facilities to be acquired, constructed, renovated, rehabilitated, furnished and equipped on the Project Site with all reasonable dispatch in accordance with the Plans and Specifications and in conformance with all applicable zoning, planning, building, environmental and other laws, statutes, ordinances, resolutions and regulations,

         (ii) pay all fees, costs and expenses incurred in such acquisition, construction, renovation, rehabilitation, furnishing and equipping from funds made available therefor in accordance with this Agreement or otherwise, and

         (iii) ask, demand, sue for, levy, recover and receive all such sums of money, debts, and other demands whatsoever which may be due, owing and payable under the terms of any contract, order, receipt, writing, and instruction in connection with the acquisition, construction, renovation, rehabilitation, furnishing and equipping of the Project, and enforce the provisions of any contract, agreement, obligation, bond or other performance security with respect thereto.

     (b) The Company agrees that all wages paid to laborers and mechanics employed for the Project shall be paid at the prevailing rates of wages for laborers and mechanics for the class of work called for by the Project, which wages shall be determined in accordance with the requirements of Chapter 4115, Ohio Revised Code, for determination of prevailing wage rates, provided that should the Company undertake, as part of the Project, construction to be performed by its regular bargaining unit employees who are covered under a collective bargaining agreement which was in existence prior to the date of the commitment instrument undertaking to issue the Bonds then, in that event, the rate of pay provided under the collective bargaining agreement may be paid to such employees. To the extent required by Section 4115.032, Ohio Revised Code, the Company shall comply, and shall require compliance by all contractors or subcontractors working on the Project, with all applicable requirements of Sections 4115.03 through 4115.16, Ohio Revised Code, including without limitation, (i) obtaining or causing to be obtained from the Ohio Department of Industrial Relations its determination of the prevailing rates of wages to be paid for the class of work called for by the Project, (ii) obtaining the designation of a Prevailing Wage Coordinator for the Project pursuant to
Section 4115.032, Ohio Revised Code and (iii) ensuring that all contractors and subcontractors receive notification of changes in prevailing wage rates as required under Section 4115.05, Ohio Revised Code. At such time as the Issuer requests, the Company shall be required to provide the Issuer with evidence satisfactory to the Issuer, that there has been compliance with the foregoing requirements.

     Section 3.02. Plans and Specifications. The Plans and Specifications have been filed with the Issuer. The Company may revise the Plans and Specifications from time to time; provided that no revision shall be made (a) without the written consent of the Trustee and the Credit Facility Issuer, and
(b) which would change the Project Purposes to other than purposes permitted by the Act.

     Section 3.03. Issuance of the Bonds; Application of Proceeds. To provide funds for the acquisition, construction, renovation, rehabilitation, furnishing and equipping of the Project, the Issuer will issue, sell and deliver the Bonds to the Original Purchaser and will loan the proceeds received therefrom to the Company. The Bonds will be issued pursuant to the Indenture in the aggregate principal amount, will bear interest, will mature and will be subject to redemption and to mandatory tender for purchase as set forth therein. The Company hereby approves the terms and conditions of the Indenture and the Bonds, and of the terms and conditions under which the Bonds will be issued, sold and delivered.

     The proceeds from the sale of the Bonds shall be loaned to the Company and paid to the Trustee for the benefit of the Company and the Holders of the Bonds and deposited as follows: (a) a sum equal to any accrued interest paid by the Original Purchaser shall be deposited in the Bond Fund, and (b) the balance of the proceeds shall be deposited in the Project Fund. Pending disbursement pursuant to Section 3.04 hereof, the proceeds so deposited in the Project Fund, together with any investment earnings thereon, shall constitute a part of the Revenues assigned by the Issuer to the payment of Bond Service Charges as provided in the Indenture.

     At the request of the Company, and for the purposes and upon fulfilment of the conditions specified in the Indenture, the Issuer may provide for the issuance, sale and delivery of Additional Bonds and lend the proceeds from the sale thereof to the Company.

     Section 3.04. Disbursements from the Project Fund. Subject to the provisions below, disbursements from the Project Fund shall be made only to reimburse the Company, or to pay any person designated by the Company for the following Project Costs:

          (a) Costs incurred directly or indirectly for or in connection with the acquisition, construction, renovation, rehabilitation, furnishing or equipping of the Project, including costs incurred in respect of the Project for preliminary planning and studies, architectural, legal, engineering, accounting, consulting, supervisory and other services; labor, services and materials, and recording of documents and title work.

          (b) Premiums attributable to any surety bonds and insurance required to be taken out and maintained during the Construction Period with respect to the Project Site and the Project Facilities.

          (c) Taxes, assessments and other governmental charges in respect of the Project that may become due and payable during the Construction Period.

          (d) Costs incurred directly or indirectly in seeking to enforce any remedy against any contractor or subcontractor in respect of any actual or claimed default under any contract relating to the Project Facilities.

          (e) Financial, legal, accounting, printing and engraving fees, charges and expenses, and all other such fees, charges and expenses incurred in connection with the authorization, sale, issuance and delivery of the Bonds, including, without limitation, costs associated with issuance of the Letter of Credit and the fees and expenses of the Trustee and any paying agent properly incurred under the Indenture or of a Credit Facility Issuer under the Reimbursement Agreement that may become due and payable during the Construction Period; provided that the amount of the proceeds of the Bonds used to finance Issuance Costs shall not exceed 2% of such proceeds within the meaning of Section 147(g) of the Code.

          (f) Any other costs, expenses, fees and charges properly chargeable to the cost of acquisition, construction, renovation, rehabilitation, furnishing or equipping of the Project.

          (g) Payment of interest on the Bonds during the Construction Period.

          (h) Payments made to the Rebate Fund.

     Any disbursements from the Project Fund for the payment of Costs of the Project shall be made by the Trustee only upon the written order of the Authorized Company Representative and approval by the Credit Facility Issuer. Each such written order shall be delivered to the Trustee in substantially the form of the disbursement request attached hereto as Exhibit C and shall be consecutively numbered and accompanied by bills, invoices or other appropriate documentation satisfactory to the Credit Facility Issuer supporting the payments or reimbursements requested. A copy of each written order and attachments shall be delivered simultaneously to the Credit Facility Issuer.

     In addition, the following items shall be or shall have previously been delivered to the Trustee and the Credit Facility Issuer for any disbursement described in paragraph (a) above:

          (i) An itemized statement signed by the Authorized Company Representative and approved by an Engineer, of the estimated cost of completion of the Project;

          (ii) Copies of Plans and Specifications for the Project, in the form approved and signed by the Authorized Company Representative and an Engineer;

          (iii) A survey of the Project Site;

          (iv) A copy of the building permit for the Project;

          (v) Evidence, satisfactory to the Credit Facility Issuer, that the Project Site has been finally zoned to permit the construction, use and occupancy of the Project;

          (vi) Written evidence, satisfactory to the Credit Facility Issuer, that sanitary and storm sewers, gas, water and electrical services are available to the Project;

          (vii) Evidence that Required Property Insurance Coverage, as defined in the Mortgage, is in effect; and

          (viii) With regard to disbursements to pay or reimburse Costs of the Project attributable to items of personal property, acknowledgment copies of UCC-1 financing statements indicating that the Trustee, the Credit Facility Issuer and the Director of Development of the State of Ohio share a first priority security interest in such personal property.

     Any disbursement for any item not described in, or the cost for which item is other than as described in, the information statement filed by the Issuer in connection with the issuance of the Bonds as required by Section 149(e) of the Code and referred to in Section 2.02 hereof, shall be accompanied by evidence satisfactory to the Trustee that the average reasonably expected economic life of the facilities being financed by the Bonds is not less than 5/6ths of the average maturity of the Bonds or, if such evidence is not presented with the disbursement or at the request of the Trustee, by opinion of nationally recognized bond counsel to the effect that such disbursement will not result in the interest on the Bonds becoming included in the gross income of the Holders of Bonds for federal income tax purposes. At the request of the Trustee or the Credit Facility Issuer and if not required by Exhibit C, the Authorized Company Representative also shall provide the Trustee or the Credit Facility Issuer with either appropriate mechanics' lien affidavits or waivers from each payee under each such written order or with evidence or documentation satisfactory to the Trustee or the Credit Facility Issuer that provision against the filing of any mechanics' or similar liens with respect to the payment being made has been taken by the Company by deposit or bonding. In case any contract provides for the retention by the Company of a portion of the contract price, there shall be paid from the Project Fund only the net amount remaining after deduction of any such portion, and only when that retained amount is due and payable, may it be paid from the Project Fund.

     Notwithstanding anything to the contrary contained in this Section 3.04,
(i) not more than an amount equal to 2% of the proceeds of the Bonds shall be paid for Issuance Costs and such amount shall be paid from the Issuance Costs Account of the Project Fund and (ii) an amount equal to not less than 15% of the amount of Bond proceeds spent or to be spent for acquisition of the existing building comprising a portion of the Project Facilities shall be disbursed from the Rehabilitation Costs Account of the Project Fund for purposes of paying or reimbursing qualifying rehabilitation expenditures within the meaning of Section 147(d) of the Code.

     Any moneys in the Project Fund remaining after the Completion Date and payment, or provision for payment, in full of the Project Costs, at the direction of the Authorized Company Representative, promptly shall be

          (i) used to acquire, construct, install, equip and improve such additional real or personal property in connection with the Project as is designated by the Authorized Company Representative and the acquisition, construction, renovation, rehabilitation, furnishing or equipping of which will be permitted under the Act provided that any such use shall be accompanied by evidence satisfactory to the Trustee that the average reasonably expected economic life of such additional property, together with the other property theretofore acquired with the proceeds of the Bonds, will not be less than 5/6ths of the average maturity of the Bonds or, if such evidence is not presented with the direction, an opinion of nationally recognized bond counsel to the effect that the acquisition of such additional property will not result in the interest on the Bonds becoming included in the gross income of the Holders of Bonds for federal income tax purposes;

        (ii) used for the purchase of Bonds in the open market for the purpose of cancellation at prices not exceeding the full market value thereof plus accrued interest thereon to the date of payment therefor:

        (iii) paid into the Bond Fund to be applied to the redemption of the Bonds or to reimbursement of the Credit Facility Issuer for moneys drawn under the Credit Facility to redeem Bonds; or

        (iv) a combination of the foregoing as is provided in that direction.

In all such cases, any payments made pursuant to this paragraph shall be made only to the extent that such use or application will not, in the opinion of nationally recognized bond counsel or under ruling of the Internal Revenue Service, result in the interest on the Bonds becoming included in the gross income of the Holders of Bonds for federal income tax purposes.

     Section 3.05. Company Required to Pay Costs in Event Project Fund Insufficient. If moneys which may be disbursed from the Project Fund pursuant to
Section 3.04 hereof are not sufficient to pay all costs of the Project, the Company, nonetheless, will complete the Project, in accordance with the Plans and Specifications and, unless Additional Bonds shall have been issued for that purpose, shall pay all such additional Costs of the Project from its own funds. The Company shall not be entitled to any reimbursement for any such additional Costs of the Project from the Issuer, the Trustee or any Holder of Bonds, nor shall it be entitled to any abatement, diminution or postponement of the Loan Payments. This Section shall not be operative if and to the extent that compliance with it would, or reasonably might be anticipated by the Company to, involve a present or future violation of any provision of the Agreement including, without limitation, Sections 2.02 and 5.07 of this Agreement.

     Section 3.06. Completion Date. The Company shall notify the Issuer and the Trustee of the Completion Date by a certificate signed by the Authorized Company Representative stating

          (a) the date on which the Project Facilities were substantially completed,

          (b) that all other facilities necessary in connection with the Project of portions of the Project have been acquired, constructed, renovated, rehabilitated, furnished and equipped,

          (c) that the acquisition, construction, renovation, rehabilitation, furnishing and equipping of the Project Facilities and those other facilities have been accomplished in such a manner as to conform with all applicable zoning, planning, building, environmental and other similar governmental regulations, as evidenced by documentation satisfactory to the Trustee including, but not limited to, a final certificate of occupancy,

          (d) that except as provided in subsection (f) of this Section, all costs of that acquisition, construction, renovation, rehabilitation, furnishing and equipping then or theretofore due and payable have been paid,

          (e) that not less than the sum set forth in Section 3.04 above has been spent on qualifying rehabilitation expenditures, and

          (f) the amounts which the Trustee shall retain in the Project Fund for the payment of costs of the Project not yet due or for liabilities which the Company is contesting or which otherwise should be retained and the reasons such amounts should be retained.

That certificate may state that it is given without prejudice to any rights against third parties which then exist or subsequently may come into being. The Authorized Company Representative shall include with that certificate a statement specifically describing all items of personal property comprising a part of the Project Facilities. The certificate shall be delivered as promptly as practicable after the occurrence of the events and conditions referred to in subsections (a) through (f) of this Section.

     Section 3.07 Investment of Fund Moneys. At the written or oral, promptly confirmed in writing, request of the Authorized Company Representative, any moneys held as part of the Bond Fund, the Project Fund or the Rebate Fund shall be invested or reinvested by the Trustee in accordance with Article VII of the Indenture. The Issuer and the Company each hereby covenants that it will restrict that investment and reinvestment and the use of the proceeds of the Bonds in such manner and to such extent, if any, as may be necessary, after taking into account reasonable expectations at the time of delivery of and payment for the Bonds, so that the Bonds will not constitute arbitrage bonds under Section 148 of the Code; and the Company hereby covenants to obtain and retain such records, certifications or evidence of competitive bids, as the case may be, to establish the fair market value of each such investment as of the date of its acquisition and upon its disposition.

     Any officer of the Issuer having responsibility for issuing the Bonds is authorized and directed, alone or in conjunction with any of the foregoing or with any other officer, employee or agent of or consultant to the Issuer, or with the Company or any officer, employee or agent of or consultant to the Company, to give an appropriate certificate of the Issuer pursuant to said
Section 148, for inclusion in the transcript of proceedings for the Bonds, setting forth the reasonable expectations of the Issuer regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which those expectations are based, that certificate to be premised on the reasonable expectations and the facts, estimates and circumstances on which those expectations are based, that certificate to be premised on the reasonable expectations and the facts, estimates and circumstances on which those expectations are based, as provided by the Company, all as of the date of delivery of and payment for the Bonds. The Company shall provide the Issuer with, and the Issuer's certificate may be based on, a certificate of an appropriate officer, employee or agent of or consultant to the Company setting forth the reasonable expectations of the Company on the date of delivery of and payment for the Bonds regarding the amount and use of the proceeds of the Bonds and the facts, estimates and circumstances on which they are based.

     Section 3.08. Rebate Fund. Within five days after the end of each Bond Year (as defined in the Indenture) and within five days after payment in full of all outstanding Bonds, the Company shall calculate the amount of Excess Earnings (as defined in the Indenture) as of the end of that Bond Year or the date of such payment and shall notify the Trustee of that amount. If the amount then on deposit in the Rebate Fund created under the Indenture is less than the amount of Excess Earnings (computed by taking into account the amount or amounts, if any, previously paid to the United States pursuant to Section 5.04 of the Indenture and this Section), the Company shall within five days after the date of the aforesaid calculation, pay to the Trustee for deposit in the Rebate Fund (as defined in the Indenture) an amount sufficient to cause the Rebate Fund to contain an amount equal to the Excess Earnings. The obligation of the Company to make such payments shall remain in effect and be binding upon the Company notwithstanding the release and discharge of the Indenture. The Issuer hereby covenants to execute such forms and returns as may be required with respect to the payment of such amounts to the United States.

                              (End of Article III)

                                   ARTICLE IV

                     LOAN BY ISSUER: REPAYMENT OF THE LOAN:
                        LOAN PAYMENTS, LETTERS OF CREDIT
                            AND ADDITIONAL PAYMENTS

     Section 4.01. Loan Repayment; Delivery of Mortgage and Letters of Credit. Upon the terms and conditions of this Agreement, the Issuer will make the Loan to the Company. In consideration of and in repayment of the Loan, the Company shall make, as Loan Payments, payments which correspond, as to amount, to the Bond Service Charges payable on the Bonds. All such Loan Payments shall be paid to the Trustee in accordance with the terms of this Agreement for the account of the Issuer and shall be held and disbursed in accordance with the provisions of the Indenture and this Agreement for application to the payment of Bond Service Charges.

     The Company shall, concurrently with the issuance and delivery of the Bonds, provide for the delivery to the Trustee of the Credit Facility to secure and provide for the payment of Bond Service Charges on the Bonds and the purchase price of Bonds tendered for purchase on or prior to each Purchase Date pursuant to Section 3.02 of the Indenture. Notwithstanding any provision hereof to the contrary, the payment of Bond Service Charges on the Bonds shall be made in the first instance from any moneys available to be drawn for such purpose under the Credit Facility and any credit allowed against Loan Payments for moneys provided from any other source shall not alter that result. Moneys paid as Loan Payments or from such other sources may be used, if not otherwise prohibited, to reimburse the Credit Facility Issuer for moneys drawn under the Credit Facility and used to pay Bond Service Charges on the Bonds.

     The Company shall be entitled to a credit against the Loan Payments next required to be made to the extent that the balance of the Bond Fund is then in excess of amounts required (a) for the payment of Bonds theretofore matured or theretofore called for redemption, (b) for the payment of interest for which checks or drafts have been drawn and mailed by the Trustee, and (c) to be deposited in the Bond Fund by the Indenture for use other than for the payment of Bond Service Charges on the Interest Payment Date next following the applicable Loan Payment Date. In any event, however, if on any Interest Payment Date, the balance in the Bond Fund is insufficient to make payments of Bond Service Charges, the Company forthwith will pay to the Trustee, for the account of the Issuer and for deposit into the Bond Fund, any deficiency.

     The Company's obligations under this Agreement shall be secured by the Mortgage. To secure the Company's performance of its obligations under this Agreement, the Company shall cause the Credit Facility to be delivered to the Trustee and shall execute and deliver the Mortgage to the Trustee and the Credit Facility Issuer.

     In connection with the issuance of any Additional Bonds, the Company shall execute and deliver to the Trustee one or more Amendments to this Agreement. All such Amendments shall:

          (a) provide for payments of interest equal to the payments of interest on the corresponding Additional Bonds;

          (b) require payments of principal and redemption payments and any premium equal to the payments of principal, prepayments and sinking fund payments and any premium on the corresponding Additional Bonds;

          (c) require all Loan Payments to be made no later than the due dates for the corresponding payments to be made on the corresponding Additional Bonds; and

          (d) contain by reference or otherwise optional and mandatory redemption provisions and provisions in respect of the optional and mandatory acceleration or prepayment of principal and any premium corresponding with the redemption end acceleration provisions of the corresponding Additional Bonds.

     This Agreement and all such amendments shall secure equally and ratably all outstanding Bonds, except that, so long as no Event of Default has occurred and is subsisting hereunder, payments by the Company pursuant to this Agreement or any of such amendments shall be used by the Trustee to make a like payment of Bond Service Charges on the corresponding Bonds in connection with which this Agreement or such amendments were delivered and shall constitute Loan Payments made in respect of the related Bonds.

     Section 4.02. Additional Payments. The Company shall pay to the Issuer, as Additional Payments hereunder, any and all costs and expenses incurred or to be paid by the Issuer in connection with the issuance and delivery of the Bonds and Additional Bonds or otherwise related to actions taken by the Issuer under this Agreement or the Indenture.

     The Company shall pay to the Trustee, the Registrar, the Tender Agent, the Remarketing Agent and any Paying Agent or

Authenticating Agent, their reasonable fees, charges and expenses for acting as such under the Indenture.

     Section 4.03. Place of Payments. The Company shall make all Loan Payments directly to the Trustee at its corporate trust office. Additional Payments shall be made directly to the person or entity to whom or to which they are due.

     Section 4.04. Obligations, Unconditional. The obligations of the Company to make Loan Payments, Additional Payments and any payments required of the Company under Section 5.04 of the Indenture shall be absolute and unconditional, and the Company shall make such payments without abatement, diminution or deduction regardless of any cause or circumstances whatsoever including, without limitation, any defense, setoff, recoupment or counterclaim which the Company may have or assert against the Issuer, the Trustee, the Credit Facility Issuer, the Tender Agent, the Remarketing Agent or any other Person.

     Section 4.05. Assignment of Agreement and Revenues. To secure the payment of Bond Service Charges, the Issuer shall assign to the Trustee, by the Indenture, its rights under and interest in this Agreement (except for the Unassigned Issuer's Rights) and the Revenues. The Company hereby agrees and consents to those assignments.

     Section 4.06. Credit Facility. Prior to the initial delivery of the Bonds to the Original Purchaser pursuant to the Section 2.13 of the Indenture, the Company shall obtain and deliver to the Trustee the Credit Facility. The Credit Facility shall be issued to the Trustee by the Credit Facility Issuer pursuant to the Reimbursement Agreement; shall be dated the date of delivery of the Bonds; shall expire in accordance with its terms and shall obligate the Credit Facility Issuer to pay up to (a) the principal amount of the Bonds (i) to enable the Trustee to pay the principal amount of the Bonds when due at maturity or upon redemption or acceleration and (ii) to enable the Tender Agent to pay the portion of the purchase price of Bonds equal to the principal amount of such Bonds delivered to it and not remarketed upon mandatory tender for purchase on the Interest Payment Date preceding each Expiration Date of the Credit Facility, plus (b) an amount equal to 123 days' accrued interest on the Bonds to enable the Trustee to pay interest on the Bonds, plus (c) 1% of the principal amount of the Bonds as a premium upon mandatory redemption of the Bonds in the event of a Determination of Taxability, as defined in the Indenture, as such Credit Facility may from time to time be transferred or reissued in accordance with its terms.

     The Company shall take whatever action may be necessary to maintain the Credit Facility in full force and effect during the period required by the Indenture, including the payment of any transfer fees requires by the Credit Facility Issuer upon any transfer of the Credit Facility to any successor Trustee pursuant to Section 11.12 of the Indenture.

     The Company shall have the option to deliver to the Trustee from time to time in accordance with the provisions of Section 6.03 of the Indenture an Alternate Credit Facility.

     Section 4.07. Payments to Tender Agent; Consent to Appointments of Tender Agent and Remarketing Agent. In accordance with Section 3.02 of the Indenture, the Company shall pay to the Tender Agent on each Purchase Date an amount equal to the amount to be paid by the Tender Agent for the purchase of Bonds on such Purchase Date, pursuant to the Indenture, provided that amounts available on such Purchase Date for such payment from either

          (i) proceeds of the remarketing of such Bonds by the Remarketing Agent or

          (ii) proceeds of a drawing under the Credit Facility shall be credited against the Company's obligation to make payments under this Section.

     The Company hereby consents to the appointment of the Remarketing Agent and any successor Remarketing Agents and of the Tender Agent and any successor Tender Agents pursuant to and as specified in the Indenture and the Bond Resolution for the Bonds and agrees to pay the remarketing fees of those Remarketing Agents and the fees of those Tender Agents.

     Section 4.08. Application of Certain Moneys. Any amount deposited in the Bond Fund pursuant to Section 5.2 or 5.3 of the Mortgage shall be used, to the extent practicable in the opinion of the Trustee with the consent of the Company, for the purchase of Bonds in the open market for purposes of cancellation or the redemption of Bonds within one year of receipt of that amount, if permitted pursuant to the optional redemption provisions of the Indenture. If, in the opinion of the Trustee, that is not practicable or there is any balance remaining after that application, the remaining amount shall be credited against the portion of the next succeeding Loan Payment as represents the payment of principal of the Bonds to become due and payable on the applicable Interest Payment Date.

                              (End of Article IV)

                                   ARTICLE V

                      ADDITIONAL AGREEMENTS AND COVENANTS

     Section 5.01. Access to Project and Books and Records. The Company agrees that the Trustee, as the assignee of the Issuer, shall have:

          (a) reasonable access, consistent with any restriction imposed by law or regulatory authorities, to the Project for the purpose of inspection; and

          (b) the right, upon the giving of reasonable advance notice and during regular business hours, to inspect, examine, and make copies of the books and records and any accounts, data, income tax and other tax returns, and other information of the Company, insofar as they relate to the Project, payment of the Loan, or the performance of its duties under the Financing Documents.

     Section 5.02 Leases or Grant of Use by Company. Except as may otherwise be provided in the Mortgage, the Company may lease or grant the right to occupy and use the Project, in whole or in part, to others, provided that:

          (a) No such grant or lease shall relieve the Company from its obligations under this Agreement, the Mortgage or the Reimbursement Agreement;

          (b) In connection with any such grant or lease the Company shall retain such rights and interests as will permit it to comply with its obligations under this Agreement, the Mortgage and the Reimbursement Agreement; and

          (c) No such grant or lease shall permit the Project to be used for purposes other than those permitted under the Act and the Code nor shall it impair materially the purposes of the Act to be accomplished by operation of the Project Facilities as herein provided.

     Section 5.03. Sale of Project.

     (a) Subject to Subsection (d) and (e) of this section and the provisions of the Mortgage, the Issuer agrees that, at the Company's request, the Issuer will take all action reasonably necessary to facilitate the sale or other transfer of all or any part of the Project by the Company.

     (b) The Issuer hereby authorizes the Trustee, as its assignee, to take any action on the Issuer's behalf, without further consent or other action by the Issuer, that the Issuer has agreed in Subsection (a) of this section to take, including, without limitation, the execution of amendments to the Bond Documents and, subject to Subsection (c) of this section, the release of the Company from its obligations under the Bond Documents.

     (c) The Company may not be released from its obligation under this Agreement to indemnify any Person without the prior written consent of such Person.

     (d) No action shall be taken by the Trustee (on the Issuer's behalf) under this section before the expiration of the 45-day period beginning on the date that the Company gives notice to the Issuer of the Company's intent to transfer the Project (or a part thereof), unless the Issuer authorizes the Trustee to so act during such 45-day period. Such notice shall identify the transferee and state the estimated date of the transfer. If, at any time before the expiration of such 45-day period, the Issuer determines that such transfer may not be consummated without the Issuer's consent, Subsections (a) and (b) of this section shall be of no force or effect with respect to the proposed transfer as to which such notice by the Company was given.

     (e) Before any action may be taken by either the Issuer or the Trustee (on the Issuer's behalf) pursuant to this section, both the Issuer and the Trustee must be furnished with indemnification satisfactory to each and with an opinion of Nationally recognized Bond Counsel addressed to both the Issuer and the Trustee to the effect that the sale or other transfer will not violate the Act or the Bond Documents and will not constitute an Event of Taxability.

     Section 5.04. Merger and Consolidation. The Company shall not merge or consolidate with any other Person or sell all or substantially all of its assets unless the Company provides the Issuer and the Trustee with an opinion of nationally recognized Bond Counsel to the effect that such merger, consolidation, or sale does not violate the Act and will not constitute an Event of Taxability.

     Section 5.05 Financial Statements. The Company shall furnish to the Trustee
(a) on or before 90 days after the close of each fiscal year of the Company occurring during the term of this Agreement, commencing with its fiscal year ending November 30, 1987, a copy of the annual balance sheet and profit and loss statement of the Company certified by its regular independent certified public accountants, and (b) on or before 60 days after the close of each fiscal quarter of the Company occurring during the term of this Agreement, commencing with the first full fiscal quarter ending after the date of this Agreement, a copy of the quarterly balance sheet and profit and loss statement of the Company certified by its Chief Financial Officer.

     Section 5.06 Indemnification. The Company releases the Issuer from, agrees that the Issuer shall not be liable for, and indemnifies the Issuer against, all liabilities, claims, costs and expenses imposed upon, incurred or asserted against the Issuer on account of: (a) any loss or damage to property or injury to or death of or loss by any person that may be occasioned by any cause whatsoever pertaining to the construction, maintenance, operation and use of the Project; (b) any breach or default on the part of the Company in the performance of any covenant or agreement of the Company under this Agreement, the Mortgage, the Reimbursement Agreement or any related document, or arising from any act or failure to act by the Company, or any of its agents, contractors, servants, employees or licensees: (c) the authorization, issuance and sale of the Bonds, and the provision of any information or certification furnished in connection therewith concerning the Bonds, the Project or the Company (including, without limitation, any information furnished by the Company for inclusion in any certifications made by the Issuer under Section
3.07 hereof or for inclusion in, or as a basis for preparation of, the information statements filed by the Issuer pursuant to the Bond Resolution and any information or certification obtained from the Company to assure the exclusion of the interest on the Bonds from the gross income of the Holders of Bonds for federal income tax purposes), (d) the Company's failure to comply with any requirements of this Agreement pertaining to compliance with the covenants set forth in Section 5.07 hereof; (e) any failure of compliance with the provisions of Sections 165.031. 4115.05 and any other applicable provision of Chapter 4115, Ohio Revised Code; and (f) any claim, action or proceeding with respect to the matters set forth in (a), (b), (c), (d) and (e) above.

     The Company agrees to indemnify the Trustee for and to hold it harmless against all liabilities, claims, costs and expenses incurred without negligence or bad faith on the part of the Trustee, on account of any action taken or omitted to be taken by the Trustee, in accordance with the terms of this Agreement, the Bonds, the Mortgage, or the Indenture or any action taken at the request of or with the consent of the Company, including the costs and expenses of the Trustee in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under this Agreement, the Bonds, the Indenture or the Mortgage.

     The Company agrees to indemnify the Remarketing Agent for and hold it harmless against all liabilities, claims, costs and expenses incurred without gross negligence or willful misconduct by the Remarketing Agent on account of any action taken or omitted to be taken by the Remarketing Agent in accordance with the terms of the Bonds or the Indenture; including the costs and expenses of the Remarketing Agent in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under the Bonds or the Indenture.

     The Company agrees to indemnify the Tender Agent for and hold it harmless against all liabilities, claims, costs and expenses incurred without gross negligence or willful misconduct by the Tender Agent on account of any action taken or omitted to be taken by the Tender Agent in accordance with the terms of the Bonds or the Indenture; including the costs and expenses of the Tender Agent in defending itself against any such claim, action or proceeding brought in connection with the exercise or performance of any of its powers or duties under the Bonds or the Indenture.

     In case any action or proceeding is brought against the Issuer, the Trustee, the Remarketing Agent or the Tender Agent in respect of which indemnity may be sought hereunder, the party seeking indemnity promptly shall give notice of that action or proceeding to the Company, and the Company upon receipt of that notice shall have the obligation and the right to assume the defense of the action or proceeding; provided that failure of a party to give that notice shall not relieve the Company from any of its obligations under this Section unless that failure prejudices the defense of the action or proceeding by the Company. At its own expense, an indemnified party may employ separate counsel and participate in the defense. The Company shall not be liable for any settlement made without its consent.

     The indemnification set forth above is intended to and shall include the indemnification of all affected officials, directors, officers and employees of the Issuer, the Trustee, the Remarketing Agent and the Tender Agent, respectively. That indemnification is intended to and shall be enforceable by the Issuer, the Trustee, the Remarketing Agent and the Tender Agent, respectively, to the full extent permitted by law.

     Section 5.07. Company Not to Adversely Affect Exclusion from Gross Income of Interest on the Bonds. The Company hereby covenants and represents that it shall take all actions that may be required of it and the Issuer for the interest on the Bonds to be and remain excluded from the gross income of the Holders of Bonds for federal income tax purposes, and that it has not taken or omitted to take, or permitted to be taken on its behalf, and covenants that it shall not take or omit to take, or permit to be taken on its behalf, any action which, if taken or omitted, would adversely affect that exclusion under the provisions of federal tax laws that apply to the Bonds.

                               (End of Article V)

                                   ARTICLE VI

                               EVENTS OF DEFAULT

     Section 6.01. Events of Default Defined. Each of the following shall be an "Event of Default" hereunder:

     (a) The Company shall fail to pay any Loan Payment on or prior to the date where it becomes due and payable; or

     (b) The Company shall fail to deliver to the Trustee, or cause to be delivered on its behalf, the money, needed to redeem any Bonds in the manner and upon the date requested in writing by the Trustee in accordance with the provision of the Indenture; or

     (c) If the Trustee receives written notice from the Credit Facility Issuer that an "Event of Default", as defined in the Reimbursement Agreement, has occurred and is continuing; or

     (d) Receipt by the Trustee, on or before the close of business on the tenth
(10th) Business Day following a drawing under a Credit Facility to pay interest on the Bonds, of telephonic notice (confirmed on such day by tested telex or telecopier) from the Credit Facility Issuer that the Credit Facility will not be reinstated as of the date of such notice to the amount required to be maintained pursuant to the Indenture; or

     (e) If payment of the purchase price of any Bond tendered pursuant to
Section 2.03 of the Indenture is not made within five (5) days after the date when such payment has become due and payable; or

     (f) There shall occur an "Event of Default" as defined in the Mortgage or any other Financing Document (except as provided in Section 6.01(c) hereof); or

     (g) If the Company shall fail to perform or observe any of its covenants or agreements under this Agreement (other than a failure that results in an Event of Default under (a), (b), (c), (d), or (e) hereof) and such failure shall continue for a period of 90 days (or such longer period as may be granted pursuant to Section 10.01 of the Indenture) after written notice from the Issuer or the Trustee specifying such failure and requesting that it be remedied;

     Section 6.02. Force Majeure. Notwithstanding the foregoing, if, by reason of Force Majeure, the Company is unable to perform or observe any agreement, term or condition hereof which would give rise to an Event of Default under subsection (g)

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


hereof, the Company shall not be deemed in default during the continuance of such inability. However, the Company shall promptly give notice to the Trustee and the Issuer of the existence of an event of Force Majeure and shall use its best efforts to remove the effects thereof; provided that the settlement of strikes or other industrial disturbances shall be entirely within its discretion.

     The term Force Majeure shall mean, without limitation the following:

          (i) acts of God; strikes, lockouts or other industrial disturbances; acts of public enemies; orders or restraints of any kind of the government of the United States of America or of the State or any of their departments, agencies, political subdivisions or officials, or any civil or military authority; insurrections, civil disturbances; riots; epidemics; landslides; lightning; earthquakes; fires; hurricanes; tornados; storms; droughts; floods; arrests; restraint of government and people; explosions; breakage, malfunction or accident to facilities, machinery, transmission pipes or canals; partial or entire failure of utilities; shortages or labor, materials, supplies or transportation; or

          (ii) any cause, circumstance or event not reasonably within the control of the Company.

                              (End of Article VI)


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


                                  ARTICLE VII

                                    REMEDIES

     Section 7.01. Remedies on Default. Whenever an Event of Default shall have happened and be subsisting, any one or more of the following remedial steps may be taken:

          (a) If acceleration of the principal amount of the Bonds has been declared pursuant to Section 10.02 of the Indenture, the Trustee shall declare all Loan Payments to be immediately due and payable, whereupon the same shall become immediately due and payable;

          (b) Subject to any right of the Credit Facility Issuer to direct remedial proceedings provided by the Indenture, the Trustee may take any action at law or in equity to:

               (i) collect all amounts then due and thereafter to become due under the Financing Documents; or

               (ii) enforce the performance or observance of any other obligation, agreement, or covenant of the Company or any other obligor under the Financing Documents; or

          (c) The Trustee may exercise any or all or any combination of the remedies specified in the Mortgage; or

          (d) The Issuer or the Trustee may pursue all remedies now or thereafter existing at law or in equity to collect all amounts then due and thereafter to become due under this Agreement or the Mortgage or to enforce the performance and observance of any other obligation or agreement of the Company under those instruments.

Notwithstanding the foregoing, the Issuer shall not be obligated to take any step which in its opinion will be or might cause it to expend time or money or otherwise incur liability unless and until a satisfactory indemnity bond has been furnished to the Issuer at no cost or expense to the Issuer. Any amounts collected as Loan Payments or applicable to Loan Payments and any other amounts which would be applicable to payment of Bond Service Charges collected pursuant to action taken under this Section shall be paid into the Bond Fund and applied in accordance with the provisions of the Indenture or, if the Outstanding Bonds have been paid and discharged in accordance with the provisions of the Indenture, shall be paid for transfers of remaining amounts in the Bond Fund.

     The provisions of this Section are subject to the further limitation that the rescission by the Trustee of its declaration that all of the Bonds are immediately due and payable also shall constitute an annulment of any corresponding declaration made pursuant to paragraph (a) of this Section and a waiver and rescission of the consequences of that declaration and of the Event of Default with respect to which that declaration has been made, provided that no such waiver or rescission shall extend to or affect any subsequent or other default or impair any right consequent thereon.

     Section 7.02. No Remedy Exclusive. No remedy conferred upon or reserved to the Issuer or the Trustee by this Agreement is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or the Mortgage, or now or hereafter existing at law, in equity or by statute. No delay or omission to exercise any right or power accruing upon any default shall impair that right or power or shall be construed to be a waiver thereof, but any such right and power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Issuer or the Trustee to exercise any remedy reserved to it in this Article, it shall not be necessary to give any notice, other than any notice required by law or for which express provision is made herein.

     Section 7.03. Agreement to Pay Attorneys' Fees and Expenses. If an Event of Default should occur and the Issuer or the Trustee should incur expenses, including attorneys' fees, in connection with the enforcement of this Agreement, the Mortgage or the Credit Facility or the collection of sums due thereunder, the Company shall reimburse the Issuer and the Trustee, as applicable, for the expenses so incurred upon demand.

     Section 7.04. No Waiver. No failure by the Issuer or the Trustee to insist upon the strict performance by the Company of any provision hereof shall constitute a waiver of their right to strict performance and no express waiver shall be deemed to apply to any other existing or subsequent right to remedy the failure by the Company to observe or comply with any provision hereof.

     Section 7.05. Notice of Default. The Company shall notify the Trustee, the Credit Facility Issuer and the Reimbursement Credit Facility Issuers immediately if it becomes aware of the occurrence of any Event of Default hereunder or of any fact, condition or event which, with the giving of notice or passage of time or both, would become an Event of Default.

                              (End of Article VII)

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

                                  ARTICLE VIII

                                 MISCELLANEOUS

     Section 8.01. Term of Agreement. This Agreement shall be and remain in full force and effect from the Closing until such time as all of the Bonds shall have been fully paid (or provision made for such payment) pursuant to the Indenture and all other sums payable by the Company under this Agreement and the Mortgage shall have been paid except for obligations of the Company under Section 4.02 and 5.09 hereof, which shall survive any termination of this Agreement.

     Section 8.02. Notices. All notices, certificates, or other communications required by or made pursuant to this Agreement shall be given in the manner provided in the Indenture.

     Section 8.03. Entire Agreement. The Financing Documents and the Bond Documents contain the entire agreement between the parties, and there are no other representations, endorsements, promises, agreements, or understandings, oral, written, or inferred, between the Issuer and the Company.

     Section 8.04. Amounts Remaining in Indenture Funds. Any amount remaining in any fund created under the Indenture upon the termination of this Agreement shall be paid to the Company as an overpayment of the Loan.

     Section 8.05. Actions by Issuer. At the request of the Company or the Trustee, the Issuer shall take all steps required of it under the applicable provisions of the Indenture or the Bonds to effect the redemption of all or a portion of the Bonds.

     Section 8.06 Extent of Covenants of the Issuer; No Personal Liability. All covenants, obligations and agreements of the Issuer contained in this Agreement or the Indenture shall be effective to the extent authorized and permitted by applicable law. No such covenant, obligation or agreement shall be deemed to be a covenant, obligation or agreement of any present or future member, officer, agent or employee of the Issuer or the Legislative Authority in other than his official capacity, and neither the members of the Legislative Authority nor any official executing the Bonds shall be liable personally on the Bonds or be subject to any personal liability or accountability by reason of the issuance thereof or by reason of the covenants, obligations or agreements of the Issuer contained in this Agreement or in the Indenture.

     Section 8.07. Binding Effect. This Agreement shall inure to the benefit of and shall be binding in accordance with its terms upon the Issuer, the Company and their respective permitted successors and assigns provided that this Agreement may not be assigned by the Company and may not be assigned by the Issuer except to the Trustee pursuant to the Indenture or as otherwise may be necessary to enforce or secure payment of Bond Service Charges. This Agreement may be enforced only by the parties, their assignees, the Remarketing Agent, the Tender Agent and others who may, by law, stand in their respective places.

     Section 8.08. Amendments and Supplements. Except as otherwise expressly provided in this Agreement or the Indenture, subsequent to the issuance of the Bonds and prior to all conditions provided for in the Indenture for release of the Indenture having been met, this Agreement may not be effectively amended, changed, modified, altered or terminated.

     Section 8.09. Execution Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be regarded as an original and all of which shall constitute but one and the same instrument.

     Section 8.10. Severability. If any provision of this Agreement or any covenant, obligation or agreement contained herein is determined by a court to be invalid or unenforceable, that determination shall not affect any other provision, covenant, obligation or agreement, each of which shall be construed and enforced as if the invalid or unenforceable portion were not contained herein. That invalidity or unenforceability shall not affect any valid and enforceable application thereof, and each such provision, covenant, obligation or agreement shall be deemed to be effective, operative, made, entered into or taken in the manner and to the full extent permitted by law.

      Section 8.11 Governing Law. This Agreement shall be deemed to be a contract made under the laws of the State and for all purposes shall be governed by and construed in accordance with the laws of the State.

                             (End of Article VIII)

              IN WITNESS WHEREOF, the Issuer and the Company have



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


caused this Agreement to be duly executed in their respective names, all as of the date hereinbefore written.

                                                 COUNTY OF BELMONT, OHIO

                                                   /s/
                                             By: _______________________________
                                                       County Commissioner


                                                 _______________________________
                                                       County Commissioner


                                                   /s/
                                                 _______________________________
                                                       County Commissioner




                                                 LESCO, INC.

                                                   /s/
                                             By: _______________________________
                                                    Executive Vice President

                           FISCAL OFFICER CERTIFICATE

     The undersigned fiscal officer of the Issuer hereby certifies that the moneys required to meet the obligations of the Issuer during the year 1988 under the Agreement have been lawfully appropriated by the Legislative Authority of the Issuer for such purposes and are in the treasury of the Issuer or in the process of collection to the credit of an appropriate fund, free from any previous encumbrances. This Certificate is given in compliance with Sections 5705.41 and 5705.44,. Ohio Revised Code.



                                                /s/
                                        _______________________________________
                                        County Auditor,
                                        Belmont County, Ohio


Date: January 28, 1988




                                      -36-